Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to Form S-1 of MVB Financial Corp. of our report dated March 27, 2014, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of MVB Financial Corp. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus.

Wexford, Pennsylvania
May 23, 2014

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania  15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345